Ex. 99.28(h)(11)(vi)

FIFTH AMENDMENT TO MASTER FUND PARTICIPATION AGREEMENT

This Fifth Amendment, effective as of April 27, 2020, amends the Master Fund Participation Agreement (the “Agreement”) dated the 1st day of May, 2010, among JACKSON NATIONAL LIFE INSURANCE COMPANY ("Insurance Company"), on behalf of itself and certain of its separate accounts; JNL SERIES TRUST (“Trust”), an open-end investment company organized under the laws of the Commonwealth of Massachusetts; AMERICAN FUNDS INSURANCE SERIES (“Series”), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts; and CAPITAL RESEARCH AND MANAGEMENT COMPANY (“CRMC”), a corporation organized under the laws of the State of Delaware. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed such terms in the Agreement.

WHEREAS, the Boards of Trustees of Jackson Variable Series Trust and JNL Series Trust have approved the redomiciliation of each fund (“Fund”) of Jackson Variable Series Trust, as previously outlined on Attachment A, into a new fund of JNL Series Trust with the same name;

WHEREAS, the parties desire to change the change the name of the American Funds Insurance Series - Global Bond FundSM to American Funds Insurance Series - Capital World Bond FundSM and the Board of Trustees of JNL Series Trust has approved updating the name of the corresponding Trust Fund;

WHEREAS, the Agreement pertains to the relationship of the parties hereto with respect to multi-manager variable annuity contracts and/or variable life policies;

WHEREAS, the parties desire to amend Attachment A of the Agreement to reflect the above change.

NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, the Insurance Company, the Trust, the Series, and CRMC, hereby agree as follows:

1.	Attachment A in the Agreement is deleted and restated as attached.

Except as expressly supplemented, amended or consented to hereby, all of the representations and conditions of the Agreement will remain unamended and will continue to be in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of effective as of the date first above written.

Insurance Company
(on behalf of itself and each Account)

By: /s/ Andrew J. Bowden
Its: Executive Vice President & General Counsel

The Trust

By: /s/ Kelly L. Crosser
Its: Assistant Secretary

American Funds Insurance Series

By:
Its:

Capital Research and Management Company

By:
Its:

Attachment A

Master Funds and Corresponding Funds

American Funds Insurance Series Master Funds:	Trust Funds:
❑ American Funds Growth-Income FundSM	❑ JNL/American Funds Growth-Income Fund
❑ American Funds International FundSM	❑ JNL/American Funds International Fund
❑ American Funds Blue Chip Income and Growth FundSM	❑ JNL/American Funds Blue Chip Income and Growth Fund
❑ American Funds New World FundSM	❑ JNL/American Funds New World Fund
❑ American Funds Capital World Bond FundSM	❑ JNL/American Funds Capital World Bond Fund
❑ American Funds Global Small Capitalization FundSM	❑ JNL/American Funds Global Small Capitalization Fund
❑ American Funds Asset Allocation Fund	❑ JNL/American Funds Balanced Fund
❑ American Funds Capital Income BuilderSM	❑ JNL/American Funds Capital Income Builder Fund
❑ American Funds Insurance Series - Growth Fund	❑ JNL/American Funds Growth Fund
❑ American Funds Insurance Series – Global Growth Fund	❑ JNL/American Funds Global Growth Fund